CONSENT OF ANGELO GRANDILLO AND BBA INC.

Alderon Iron Ore Corp.
United States Securities and Exchange Commission

Dear Sirs:

RE: ALDERON IRON ORE CORP.

I, Angelo Grandillo, Eng., M.Eng., Associate and Project Manager of BBA Inc. do hereby consent to filing of the following report.

Reference is made to the technical report entitled “Feasibility Study of the Rose Deposit and Resource Estimate for the Mills Lake Deposit of the Kamistiatusset (Kami) Iron Ore Property, Labrador for Alderon Iron Ore Corp.” dated effective December 17, 2012, which the undersigned has co-authored on behalf of BBA Inc. for Alderon Iron Ore Corp. (the “Technical Report”).

I, on behalf of myself and on behalf of BBA Inc., hereby consent to the inclusion of references to my name and the name of BBA Inc. and references to, and information derived from, the Technical Report, in this Annual Report on Form 20-F of Alderon Iron Ore Corp., which is being filed with the United States Securities and Exchange Commission.

Dated this 27th day of March, 2015.

“Angelo Grandillo”
Angelo Grandillo, Eng., M.Eng.